PUBLIC COMPANY MANAGEMENT CORPORATION
CODE OF ETHICS
FOR THE
CHIEF EXECUTIVE OFFICER AND
SENIOR FINANCIAL EXECUTIVES

September 30, 2005

Public Company Management Corporation (the “Company”) recognizes that the Chief Executive Officer (CEO), Chief Financial Officer (CFO), Chief Accounting Officer (CAO), Controller (Controller) and other senior financial officers have unique roles and responsibilities (collectively, the “Senior Financial Officers”). As a result, the Sole Director has adopted this specialized code of ethics (the “Code”) applicable to Senior Financial Officers and to all other members of the Company’s finance organization.

The Code lists principles for ethical behavior that Senior Financial Officers and all other members of the Company’s finance organization are expected to meet, and they will be held accountable for adherence to the Code. Any violation of this Code will be subject to appropriate disciplinary actions, including termination.

Under the principles for ethical behavior, Senior Financial Officers and all other members of the Company’s finance organization are expected to:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships.

•	Provide others with information that is accurate, complete, objective, relevant, timely and understandable.

•
Provide full, fair, accurate, timely, and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission, and in other public communications by the Company.

•	Comply with applicable governmental laws, rules, and regulations.

•	Act in good faith and in a responsible manner, clearly stating material facts and maintaining an independent judgment.

•	Respect the confidentiality of information and never use such information for personal advantage.

•	Share knowledge and maintain important and relevant skills.

•	Promote ethical behavior among peers.

•	Use and control all assets and resources in a responsible manner.

•	Promptly report any violations of this Code.

A report of any violation of this Code may be given to the Chief Executive Officer unless the violation involves conduct of such person or conduct of which he or she is aware and has not taken any corrective or disciplinary action, in which case such report shall be provided to the Sole Director or any Independent Director if the Company has more than one Director (or to the Company’s legal counsel if there is no Independent Director).

To assist in the investigation of reported violations, members or other persons reporting violations are encouraged to identify themselves when making such reports. Violations reported anonymously will also be investigated, but such investigation will necessarily be impaired by the inability to interview the person that reports such violation. The Company will not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against any member of the Company in the terms and conditions of employment because of any lawful act done by such member to provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the member reasonably believes constitutes a violation.

While full compliance with this Code is expected, a committee consisting of all Independent Directors may grant compliance waivers for Senior Financial Officers subject to this Code. Any waiver for Senior Financial Officers will be disclosed in appropriate filings with the U.S. Securities and Exchange Commission.

This Code supplements any and all other policies of the Company now existing or hereafter adopted relating to the conduct of business and behavior of its employees and is intended to provide minimum standards of behavior for the persons to whom it applies. A committee consisting of all Independent Directors shall review this Code at least annually to determine whether it adequately describes the conduct expected of the Senior Financial Executives. Any amendment to this Code will be disclosed in appropriate filings with the U.S. Securities and Exchange Commission.

/s/ Stephen Brock
Stephen Brock, President